Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Zscaler, Inc. of our report dated October 2, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company accounts for revenue from contracts with customers as discussed in Note 2 to the consolidated financial statements, as to which the date is December 11, 2017, and except for the effects of the reverse stock split as discussed in Note 2 to the consolidated financial statements, as to which the date is March 5, 2018, relating to the financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 13, 2018